Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES SECOND QUARTER 2022 BUSINESS UPDATE

MIAMI (June 24, 2022) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides second quarter 2022 business update.

•U.S. GAAP net loss of $1.8 billion and adjusted net loss of $1.9 billion for the second quarter of 2022.
•Cash from operations turned positive in the second quarter of 2022.
•Second quarter 2022 ended with $7.5 billion of liquidity, including cash, short-term investments and borrowings available under the company’s revolving credit facility.
•Revenue increased by nearly 50% in the second quarter of 2022 compared to first quarter 2022, reflecting continued sequential improvement. For the cruise segments, revenue per passenger cruise day (“PCD”) for the second quarter of 2022 decreased slightly compared to a strong 2019.
•Occupancy in the second quarter of 2022 was 69%, an increase from 54% in the prior quarter.
•Customer deposits increased $1.4 billion to $5.1 billion as of May 31, 2022 from $3.7 billion as of February 28, 2022.
•As of June 24, 2022, 91% of the company’s capacity is in guest cruise operation.
•Booking volumes for all future sailings during the second quarter of 2022 were nearly double the booking volumes during the first quarter of 2022; the company notes these were its best quarterly booking volumes since the beginning of the pandemic.

As previously announced, effective August 1st, Arnold Donald, President and CEO, is being appointed Vice Chair of the Boards of Directors. Josh Weinstein, currently Chief Operations Officer for the company, will assume the role of President and CEO of Carnival Corporation & plc. At that time, Weinstein will also assume the role of Chief Climate Officer and become a Director on the Boards of Directors. A 20-year veteran of Carnival Corporation & plc, Weinstein has a long history of success in critical senior-level roles in the company. In his most recent assignment for the past two years as Carnival Corporation & plc’s Chief Operations Officer, Weinstein oversaw several major operational functions including global maritime, global ports and destinations, global sourcing, global IT and global internal audit. During this time, he also oversaw Carnival UK, the operating company for P&O Cruises (UK) and Cunard, which he previously managed directly for three years as president. Prior to his role with Carnival UK, Weinstein was treasurer for the company for 10 years and an attorney in the corporate legal department for five years.

Carnival Corporation & plc President and CEO Arnold Donald noted, “With cash from operations turning positive and the company heading in the right direction, now is the time to transition leadership to the next generation. Josh Weinstein has the skill set ideally suited to take this company forward, including strong operating experience and in-depth industry knowledge cultivated over the past two decades. I am confident our positive momentum will continue under Josh’s leadership and I remain confident in the long-term future of our company.”

Carnival Corporation & plc’s next President and CEO Josh Weinstein noted, “I am honored to lead this company as we push forward with a relentless long-term focus on driving revenue and returns to improve our balance sheet, while ensuring each brand provides an authentic cruise experience that resonates with their unique guest base, delivering value for our shareholders and our other many stakeholders.”

Weinstein added, “It is truly humbling to support our exceptionally talented team—150,000 strong ship and shore—in this effort. They’ve accomplished so much during our restart, with incredible determination, perseverance and integrity. This gives me tremendous confidence and optimism about our future.”

Second Quarter 2022 Results and Statistical Information

•Revenue increased by nearly 50% in the second quarter of 2022 compared to first quarter 2022, reflecting continued sequential improvement. For the cruise segments, revenue per PCD for the second quarter of 2022 decreased slightly compared to a strong 2019.
•Onboard and other revenue per PCD for the second quarter of 2022 increased significantly compared to a strong 2019.
•Occupancy in the second quarter of 2022 was 69%, an increase from 54% in the prior quarter.
•Available lower berth days (“ALBD”) for the second quarter of 2022 were 16.7 million, which represents 74% of total fleet capacity, increasing from 60% in the first quarter of 2022.
•Adjusted EBITDA for the second quarter of 2022 was $(0.9) billion, an improvement over the first quarter of 2022.
•Total customer deposits increased $1.4 billion to $5.1 billion as of May 31, 2022 from $3.7 billion as of February 28, 2022.
•Cash from operations turned positive in April and was positive for the second quarter of 2022.

During the second quarter of 2022, the company issued $1.0 billion aggregate principal amount of senior unsecured notes due 2030, intended to refinance various 2023 debt maturities and invested $0.5 billion in capital expenditures. In addition, the company repaid $0.2 billion of debt principal and incurred $0.4 billion of interest expense, net during the quarter. The company ended the second quarter of 2022 with $7.5 billion of liquidity, including cash, short-term investments and borrowings available under the revolving credit facility.

Resumption of Guest Cruise Operations

Donald noted, “We are aggressively, yet thoughtfully, ramping up to full operations with over 90 percent of the fleet now in service. We are driving occupancy higher, while at the same time significantly increasing available capacity, resulting in a nearly 50 percent sequential improvement in revenue in the second quarter, despite facing constantly changing and far more restrictive protocols than broader society and travel at large.”

Donald added, “Carnival Cruise Line, our largest brand, achieved consistently positive adjusted EBITDA beginning in March. Carnival Cruise Line also became our first brand to sail its entire fleet in May and is expecting occupancy to approach 110 percent during our third quarter.”

As of June 24, 2022, 91% of the company’s capacity is in guest cruise operation as part of its ongoing return to service. Five of the company’s nine brands now have their entire fleet back in guest cruise operations, including Carnival Cruise Line, which became the first major cruise line in the U.S. to celebrate its entire fleet entering service. The company’s enhanced COVID-19 protocols have helped it become among the safest forms of socializing and travel, with far lower incidence rates than on land.

While the company’s adjusted cruise costs excluding fuel per ALBD (see Non-GAAP Financial Measures) have benefited from the sale of smaller-less efficient ships and the delivery of larger-more efficient ships, this benefit is offset by a portion of its fleet being in pause status for part of the year, restart related expenses, an increase in the number of dry-dock days, the cost of maintaining enhanced health and safety protocols, inflation and supply chain disruptions. The company anticipates that some of these costs and expenses will end in 2022. Additionally, the company continues to expect to see a significant improvement in adjusted cruise costs excluding fuel per ALBD from the first half of 2022 to the second half of 2022 with a mid-teens increase for the full year 2022 compared to 2019.

The COVID-19 global pandemic and its ongoing effects, inflation and higher fuel prices are collectively having a material impact on the company’s business, including its results of operations, liquidity and financial position. In addition, as is the case with the travel and leisure sector generally, the company is making meaningful progress in resolving the challenges it is experiencing with onboard staffing which have resulted in occupancy constraints on certain voyages.

The company expects a net loss for the third quarter of 2022. For the full year 2022, the company continues to expect a net loss. The company continues to believe that adjusted EBITDA will improve with the ongoing resumption of guest cruise operations and continues to expect improvement in occupancy throughout 2022 until it returns to historical levels in 2023. The company expects positive adjusted EBITDA for the third quarter of 2022.

Fleet Optimization

Carnival Cruise Line – proudly known as America’s cruise line – is teaming up with Costa Cruises – Italy’s favorite cruise line – creating a new concept for Carnival’s North American guests when COSTA® by CARNIVAL® debuts in the spring of 2023 and Costa Venezia joins the Carnival fleet. Costa Venezia will be followed by Costa Firenze arriving in the spring of 2024. Carnival will operate the ships, which will marry the great service, food and entertainment that Carnival’s guests enjoy with Costa’s Italian design features.

In addition, Carnival Cruise Line announced earlier this month that Costa Luminosa will join their fleet later this year and will start guest operations as Carnival Luminosa in November 2022. This will allow Carnival to finally start highly anticipated itineraries from Brisbane and have two ships operating in Australia for the high season Down-Under.

Furthermore, last week the company announced the removal of another smaller-less efficient ship from our fleet. This brings the planned removal to 23 smaller-less efficient ships since the beginning of the pause in guest cruise operations further reducing the company’s rate of capacity growth.

Donald noted, “We continue to build on our fleet optimization efforts by reallocating capacity in a highly differentiated way to strengthen return on invested capital across our portfolio. In addition, we continue to further refine our fleet and have announced the removal of an additional smaller-less efficient ship. Upon returning to full operations, nearly a quarter of our capacity will consist of newly delivered ships, expediting our return to profitability.”

Update on Bookings

Donald noted, “It is reinforcing to see continued strength in demand with our guests overcoming far more restrictive protocols than broader society and travel at large, leading to a near doubling of booking volumes since last quarter with near-term bookings even outpacing 2019. We were encouraged by close-in demand and remain focused on optimizing occupancy while preserving long term pricing.”

Donald added, “As friction from protocols is removed and society becomes increasingly more comfortable managing the virus, we expect to see demand continue to build, as we have already seen with the strength in Carnival Cruise Line’s closer-to-home cruises.”

Booking volumes for all future sailings during the second quarter of 2022 were nearly double the booking volumes during the first quarter of 2022; the company notes these were its best quarterly booking volumes since the beginning of the pandemic, albeit still below 2019 levels. Booking volumes for the second half of 2022 sailings, since the beginning of April, have been higher than 2019 levels. The company believes this is a reflection of the previously expected extended wave season. (Due to the ongoing resumption of guest cruise operations, the company’s current booking trends will be compared to booking trends for 2019 sailings.)

While cumulative advance bookings for the second half of 2022 are below the historical range, the company’s booked position is consistent with its expected improving occupancy levels for the second half of 2022. Cumulative advance bookings for the second half of 2022 are at lower prices, with or without future cruise credits (“FCCs”), normalized for bundled packages, as compared to 2019 sailings.

Cumulative advanced bookings for the full year 2023 continue to be both at the higher end of the historical range and at higher prices, with or without FCCs, normalized for bundled packages, as compared to 2019 sailings.

Sustainability Update

Continued focus on decarbonization and transparency of disclosures

The company has made significant progress over the past 15 years reducing its carbon emission intensity and achieving its 2020 goal three years early (in 2017). The company has also made significant progress towards its 2030 carbon intensity reduction goals of 40% from a 2008 baseline, measured in both grams of CO2e per ALB-km and kilograms of CO2e per ALBD.

The company has decided to update the baseline year for both goals to 2019 from 2008. This new baseline year will help the company better communicate recent progress against its climate goals to its investors and stakeholders as well as modernize its disclosures in alignment with developing best practice and reporting standards. Both 2030 goals now require a 20% improvement from 2019. With the updated baseline year, the company strengthened its goal measured in kilograms of CO2e per ALBD since the initial 2030 goal would only have required a further 15% reduction from 2019 levels. Its goal measured in grams of CO2e per ALB-km remains the same.

Achieving these 2030 goals will require:

•The delivery of larger-more efficient ships, as part of its ongoing newbuild program, some of which will replace existing ships in its fleet
•Investing in energy efficiency projects for its existing fleet
•Designing more energy efficient itineraries

•Investing in port and destination projects

The company continues to evaluate and implement changes to its various annual planning processes to further support its focus on decarbonization, such as the recently adopted Corporate Itinerary Decarbonization Reviews. These changes, together with the updates to its 2030 carbon intensity reduction goals, will improve both performance in sustainability and transparency to its investors and stakeholders on its progress.

Advancing progress on circular economy through food waste management

In May the company announced the installation of nearly 600 shipboard food waste bio-digesters across its fleet, as a continuation of its efforts to manage food waste and contribute to a circular economy. First piloted in 2019, this food waste processing technology naturally breaks down food waste, which supports the company’s ongoing waste management and drives progress against its goal to achieve a 30% reduction in unit food waste by 2022 and a 50% reduction in unit food waste by 2030. These goals build on the company’s latest achievement of reducing food waste per person by over 20% in December 2021 relative to a 2019 baseline.

2024 Mandatory Auditor Rotation

Carnival plc is subject to UK law regarding mandatory auditor rotation. Under UK law, PricewaterhouseCoopers LLP (“PwC”) must be changed as Carnival plc’s auditor for the 2024 audit at the latest. Yesterday, the Boards of Directors appointed Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm for 2024 to be effective upon the execution of an engagement letter and related completion of Deloitte’s standard client acceptance procedures to ensure their independence. The Boards of Directors will propose the appointment of Deloitte as external auditors for 2024 at the company’s annual shareholder meetings as required.

Other Recent Highlights

•Carnival Cruise Line broke ground on its new cruise port destination on Grand Bahama Island, expected to open in late 2024.
•Carnival Cruise Line saw its busiest booking week in the company’s history, for the one-week period of March 28 -April 3.
•Cunard saw its busiest booking day in a decade for the first day of bookings for new ship Queen Anne.
•Holland America Line's Volendam is being used to provide temporary housing for Ukrainian refugees through September 2022.
•Carnival Corporation was recognized on Forbes’ annual listing of Best Employers for Diversity for the fourth consecutive year and by Latino Leaders Magazine as one of the Best Companies for Latino to Work in 2022 for the second consecutive year.
•Carnival Corporation and BetMGM announced their partnership to provide on-ship mobile sports betting and iGaming experiences.

Selected Forecast Information

Available Lower Berth Days (“ALBDs”)

The company’s ALBD forecast consists of contracted new ships, announced sales and planned restart schedule.

	Actuals		Forecast		Full Year 2022
(in millions)	1Q 2022	2Q 2022	3Q 2022	4Q 2022
ALBDs	13.3	16.7	20.9	21.7	72.6

Fuel

The company’s fuel consumption forecast for the remainder of the year is 1.4 million metric tons. The blended spot price for fuel is currently $978 per metric ton.

Depreciation and Amortization

The company’s depreciation and amortization forecast for the remainder of the year is $1.1 billion. The 2022 full year forecast, which includes year-to-date actuals, is $2.3 billion.

Interest Expense, Net of Capitalized Interest

The company’s interest expense, net of capitalized interest forecast for the remainder of the year is $0.8 billion. The 2022 full year forecast, which includes year-to-date actuals, is $1.6 billion.

Outstanding Debt Maturities

As of May 31, 2022, the company’s outstanding debt maturities are as follows:

(in billions)	2022	2023	2024	2025
Principal payments on outstanding debt (a)	$1.3	$2.8	$2.0	$4.4

(a)Excludes the revolving credit facility. As of May 31, 2022, borrowings under the revolving credit facility were $2.7 billion, which mature in 2024.

Capital Expenditures

The company’s annual capital expenditure forecast, which includes year-to-date actuals for 2022, is as follows:

(in billions)	2022		2023	2024	2025
Contracted newbuild	$4.2	(a)	$2.4	$1.6	$0.9
Non-newbuild	1.4		1.9	2.0	2.0
Total (b)	$5.6		$4.3	$3.6	$2.9

(a)Includes three newbuild deliveries during the first quarter of 2022.
(b)Forecasted capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Goodwill, ship and trademark fair values
•Booking levels	•Liquidity and credit ratings
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Return to guest cruise operations
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Estimates of ship depreciable lives and residual values
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, COVID-19. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations. The current, and uncertain future, impact of COVID-19, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, reputation, litigation, cash flows, liquidity, and stock price.
•Events and conditions around the world, including war and other military actions, such as the current invasion of Ukraine, heightened inflation and other general concerns impacting the ability or desire of people to travel have and may lead to a decline in demand for cruises, impact our operating costs and profitability.
•Incidents concerning our ships, guests or the cruise vacation industry have in the past and may, in the future, impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers are also affected by COVID-19 and may be unable to deliver on their commitments which could impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. Forward-looking and other statements in this document may also address our sustainability progress, plans and goals (including climate change and environmental-related matters). In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2022	2021	2022	2021
Revenues
Passenger ticket	$1,285	$20	$2,158	$23
Onboard and other	1,116	29	1,866	52
	2,401	50	4,024	75
Operating Costs and Expenses
Commissions, transportation and other	325	22	576	37
Onboard and other	314	15	523	22
Payroll and related	533	241	1,038	460
Fuel	545	113	910	216
Food	191	17	327	28
Ship and other impairments	—	49	8	49
Other operating	774	224	1,331	404
	2,683	681	4,713	1,216
Selling and administrative	619	417	1,149	879
Depreciation and amortization	572	567	1,126	1,119
	3,874	1,665	6,988	3,214
Operating Income (Loss)	(1,473)	(1,616)	(2,964)	(3,139)
Nonoperating Income (Expense)
Interest income	6	4	9	7
Interest expense, net of capitalized interest	(370)	(437)	(738)	(835)
Gain (loss) on debt extinguishment, net	—	2	—	4
Other income (expense), net	6	(13)	(26)	(75)
	(358)	(444)	(755)	(900)
Income (Loss) Before Income Taxes	(1,831)	(2,060)	(3,719)	(4,039)
Income Tax Benefit (Expense), Net	(3)	(12)	(6)	(6)
Net Income (Loss)	$(1,834)	$(2,072)	$(3,726)	$(4,045)
Earnings Per Share
Basic	$(1.61)	$(1.83)	$(3.27)	$(3.63)
Diluted	$(1.61)	$(1.83)	$(3.27)	$(3.63)

Weighted-Average Shares Outstanding - Basic	1,140	1,132	1,139	1,113
Weighted-Average Shares Outstanding - Diluted	1,140	1,132	1,139	1,113

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

BALANCE SHEET INFORMATION (in millions)	May 31, 2022	November 30, 2021
Cash, cash equivalents and short-term investments	$7,205	$9,139
Debt (current and long-term)	$35,135	$33,226
Customer deposits (current and long-term)	$5,080	$3,508

	Three Months Ended May 31,		Six Months Ended May 31,
STATISTICAL INFORMATION	2022	2021	2022	2021
PCDs (in thousands) (a)	11,434	138	18,663	166
ALBDs (in thousands) (b)	16,666	444	29,989	617
Occupancy percentage (c)	69%	31%	62%	27%
Passengers carried (in thousands)	1,652	27	2,663	32
Fuel consumption in metric tons (in thousands)	632	246	1,198	508
Fuel consumption in metric tons per thousand ALBDs	37.9	(d)	40.0	(d)
Fuel cost per metric ton consumed	$869	$467	$765	$428
Currencies (USD to 1)
AUD	$0.73	$0.77	$0.72	$0.77
CAD	$0.79	$0.81	$0.79	$0.80
EUR	$1.08	$1.20	$1.11	$1.21
GBP	$1.29	$1.39	$1.32	$1.38

The ongoing resumption of guest cruise operations is continuing to have a material impact on all aspects of the company’s business, including the above statistical information.

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

(d)Fuel consumption in metric tons per thousand ALBDs for 2021 is not meaningful.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Data in the below table is compared against 2019 as it is the most recent year of full operations. 2021 and 2020 were impacted by the pause and ongoing resumption of guest cruise operations.

Consolidated cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBD as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except costs per ALBD)	2022	2022 Constant Currency	2019	2022	2022 Constant Currency	2019
Operating costs and expenses	$2,683		$3,159	$4,713		$6,301
Selling and administrative expenses	619		621	1,149		1,250
Tour and other expenses	(47)		(68)	(69)		(103)
Cruise costs	3,255		3,712	5,793		7,448
Less
Commissions, transportation and other	(325)		(613)	(576)		(1,322)
Onboard and other	(314)		(485)	(523)		(952)
Gains (losses) on ship sales and impairments	5		16	(1)		14
Restructuring expenses	(1)		—	(1)		—
Other	—		(20)	—		(20)
Adjusted cruise costs	2,620		2,610	4,691		5,168
Less fuel	(545)		(423)	(910)		(804)
Adjusted cruise costs excluding fuel	$2,075	$2,100	$2,187	$3,781	$3,804	$4,364
ALBDs (in thousands)	16,666	16,666	21,645	29,989	29,989	42,944

Cruise costs per ALBD	$195.29		$171.51	$193.17		$173.44
% increase (decrease) vs 2019	13.9%			11.4%
Adjusted cruise costs per ALBD	$157.18		$120.60	$156.42		$120.34
% increase (decrease) vs 2019	30.3%			30.0%
Adjusted cruise costs excluding fuel per ALBD	$124.49	$126.02	$101.05	$126.09	$126.85	$101.63
% increase (decrease) vs 2019	23.2%	24.7%		24.1%	24.8%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended
(in millions)	May 31, 2022	February 28, 2022	November 30, 2021
Net income (loss)
U.S. GAAP net income (loss)	$(1,834)	$(1,891)	$(2,620)
(Gains) losses on ship sales and impairments	(5)	7	292
(Gains) losses on debt extinguishment, net	—	—	298
Restructuring expenses	1	—	7
Other	(29)	—	69
Adjusted net income (loss)	$(1,867)	$(1,884)	$(1,955)
Interest expense, net of capitalized interest	370	368	348
Interest income	(6)	(3)	(2)
Income tax expense, net	3	3	(4)
Depreciation and amortization	572	554	552
Adjusted EBITDA	$(928)	$(962)	$(1,060)

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions)	2022	2021	2022	2021
Net income (loss)
U.S. GAAP net income (loss)	$(1,834)	$(2,072)	$(3,726)	$(4,045)
(Gains) losses on ship sales and impairments	(5)	36	1	39
(Gains) losses on debt extinguishment, net	—	(2)	—	(4)
Restructuring expenses	1	3	1	3
Other	(29)	—	(29)	17
Adjusted net income (loss)	$(1,867)	$(2,036)	$(3,752)	$(3,990)
Interest expense, net of capitalized interest	370	437	738	835
Interest income	(6)	(4)	(9)	(7)
Income tax expense, net	3	12	6	6
Depreciation and amortization	572	567	1,126	1,119
Adjusted EBITDA	$(928)	$(1,023)	$(1,891)	$(2,037)
Non-GAAP Financial Measures

We use adjusted net income (loss) and adjusted EBITDA as non-GAAP financial measures of the company’s financial performance. We use adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD as non-GAAP financial measures of our cruise segments’ financial performance. These non-GAAP financial measures are provided along with U.S. GAAP cruise costs per ALBD and U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss), and accordingly, we present adjusted net income (loss) excluding these items as additional information to investors.

We believe that the presentation of adjusted EBITDA provides additional information to investors about our operating profitability by excluding certain gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our cost performance as a supplement to our U.S. GAAP consolidated financial statements. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees, as well as fuel expense to calculate adjusted cruise costs without fuel. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2022 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.